Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardinal Financial Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-106694, 333-111672, 333-111673, 333-127395, 333-134923, 333-134934, 333-174316) on Form S-8 and the registration statement on Form S-3 (No. 333-210254) of Cardinal Financial Corporation and the registration statement on Form S-4 (No. 333-215010) of United Bankshares, Inc., of our report dated March 14, 2016, with respect to the consolidated statement of condition of Cardinal Financial Corporation as of December 31, 2015, and the related consolidated statements of income, and statements of comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2015, which appears in the December 31, 2016 annual report on Form 10-K of Cardinal Financial Corporation.

/s/ KPMG LLP

McLean, Virginia

March 15, 2017